Exhibit 10.5

SECOND AMENDMENT TO LEASE

ONE GLOBALVIEW

This Amendment made as of January 2001, between RENSSELAER POLYTECHNIC INSTITUTE, a New York educational corporation located at 100 Jordan Road, Troy, New York 12180 ("Landlord") and MAPINFO CORPORATION, a Delaware corporation having its corporate office at One Global View, Troy, New York 12180 (the "Tenant") (collectively, the "Parties").

RECITALS

I.       Landlord and Tenant have entered into a lease agreement, dated January 13, 1995 and amendment thereto dated March 1, 1996 (collectively the "Lease") covering the 60,000 +/- square foot building situated on Lot 21A Global View, in the Rensselaer Technology Park, North Greenbush, New York ("Existing Building").

II.      Landlord is ground leasing to Tenant and Tenant is ground leasing from Landlord a parcel of land contiguous to the Existing Building on Lot 21B Global View, in the Rensselaer Technology Park, North Greenbush, New York.

III.     Tenant will construct a new building on the ground leased parcel which will connect to the Existing Building along part of the Existing Building's easterly wall ("New Building"), in a form and manner so that the Existing Building and the New Building form a single integrated facility for occupancy by Tenant.

IV.     The Parties desire to amend the Lease to reflect necessary changes resulting from the ground lease and construction of the New Building.

V.      It is the intention of the Parties that this Amendment replace any conflicting terms and/or conditions contained in the Lease.

        NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) to each party in hand paid by the other, the foregoing recitals, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree that the Lease is amended and the Parties covenant and agree as follows:

1.   OPTION TO PURCHASE. Landlord hereby grants to Tenant the right and option to purchase the Existing Building, for the price and subject to the terms and conditions contained in this Paragraph 1 (the "Option"). Such Option is in addition to all other options as set forth in Addendum "A" of the Lease.

              (A).   Exercise of the Option. The Option may be exercised by Tenant at any time up to and including December 31, 2001 upon written notice of exercise given by Tenant to Landlord in accordance with the notice provisions of Paragraph 24 of the Lease, which notice of exercise ("Notice of Exercise") shall be deemed given hereunder upon receipt or refusal by Landlord.

              (B).   Purchase Price. The purchase price for the Existing Building payable by Tenant shall be Five Million Two Hundred Fifty Thousand and 00/100 ($5,250,000.00) Dollars ("Purchase Price"). The following conditions and adjustments shall apply:

                   (1)  The Purchase Price will be paid at Closing (as hereinafter defined); and

                   (2)  Landlord will return the security deposit, if any, and any and all interest, being held in accordance with Paragraph 4 of the Lease, to Tenant.

             (C).   Closing Terms and Conditions. Closing shall occur within One Hundred and Twenty Days (120) after the Notice of Exercise at such time and place as designated by Tenant or such earlier time as Tenant may select upon 10 (ten) days written notice to Landlord or such other date upon which the Parties may mutually agree ("Closing"). The following terms and conditions will apply to the Closing:

                   (1)  Landlord shall convey good and marketable title to the Existing Building by Warranty Deed in form for recordation in the Rensselaer County Clerk's Office, free and clear of all liens and encumbrances except the Ground Lease (as hereinafter defined) with payment for the New York State Real Property Transfer Tax affixed.

                   (2)  Landlord shall convey the Existing Building in the same condition as it exists on the date of this Amendment, normal wear and tear excepted.

2.   GROUND LEASE. Simultaneous with the execution of the deed for the transfer of the Existing Building the Parties will execute a ground lease for Lot 21A Global View, in the Rensselaer Technology Park, North Greenbush, New York ("Premises"), which ground lease will contain the same terms and conditions as that ground lease executed between the Parties for Lot 21B Global View, in the Rensselaer Technology Park, North Greenbush, New York, recognizing that the building has already been constructed on the Premises and except it will contain the following business terms ("Ground Lease"):

              (A)   The Ground Lease will be for a term of approximately 49 years commencing on the Closing, but shall be co-terminus with the ground lease for Lot 21B Global View, and shall contain two (2) ten (10) year renewal periods.

              (B)   The ground rent payment for the initial term will be One Million Eight Hundred Three Thousand Three Hundred Sixty and 00/100 ($1,803,360.00) Dollars and will be due and payable at Closing. Such ground rent payment is based on a rent of One Hundred Thirty Thousand and 00/100 ($130,000.00) Dollars per acre and a parcel size of 13.872 +/- acres.

3.   EXTENSION OF LEASE. In the event that Tenant does not exercise the Option, Tenant shall have the right to extend the Lease for two (2) additional terms of five (5) years each upon the terms and conditions as set forth in the Lease, except for those changes made by this Paragraph 3.(A). ("Extension").

              (A)   Base Rent. During the term of the first five (5) year Extension, Tenant shall pay annual base rent in equal monthly installments in advance on the first day of the month at the rate of $15.00 per square foot, and during the term of the second five (5) year extension, the annual base rent shall be the lesser of Sixteen and 50/100 ($16.50) Dollars per square foot or ninety-five (95%) percent of fair market value as determined by an agreed-upon appraisal process.

              (B)   Addendum "B" of the Lease. After the expiration of the Extension, (i) Tenant shall have two (2) five (5) year options as set forth in the Renewal Paragraph of Addendum "B" commencing November 1, 2015 and November 1, 2020 and (ii) Tenant shall also have the right to extend the term of the Lease for additional five (5) year periods, the terms of such extension to be negotiated in good faith and such last renewal period or extended term to be co-terminus with the term or renewal term, as applicable, of the ground lease on Lot 21 B.

              (C)   All Other Terms and Conditions. Notwithstanding anything to the contrary contained in this Amendment, besides those changes made in this Paragraph 3 above, all other terms and conditions of the Lease remain unchanged.

4.   LEASEHOLD MORTGAGE PROVISIONS.

              (A)   Tenant shall have the right, with Landlord's consent, not to be unreasonably withheld, conditioned or delayed, to mortgage the Lease and its interests in the Lease. The holder of any mortgage of the Lease or of Tenant's interests hereunder and anyone claiming by, through, or under any such holder, shall not acquire any greater rights hereunder than Tenant (except the right to cure or remedy Tenant's defaults as hereinafter provided).

              (B)   No mortgage of the Lease shall be binding upon Landlord in the enforcement of its rights under the Lease, nor shall Landlord be deemed to have any notice thereof, unless written notice of the name and address of the holder of the mortgage is delivered to Landlord.

              (C)   If, before any default occurs in the Lease, the holder of any such mortgage gives Landlord a written notice containing the holder's name and address, Landlord shall give the holder a copy of each notice of default by Tenant at the same time that Landlord gives such notice to Tenant. Any such notice shall be given in a manner as set forth in Paragraph 24 of the Lease.

              (D)   Landlord shall accept performance by the holder of any such mortgage of any obligation under the Lease that Tenant is required to perform, with the same force and effect as if performed by Tenant. The holder of any such mortgage shall have the same time, within which to remedy or cause to be remedied the defaults complained of, as is allowed to Tenant.

Any leasehold mortgagee or designee that succeeds to the interest of Tenant shall have the right to further assign and sublet, with consent of the Landlord not to be unreasonably withheld, conditioned or delayed.

5.   DECLARATION OF EASEMENT AGREEMENT. On even date herewith, Landlord and Tenant have executed a certain Declaration of Easement Agreement affecting Lots 21A and 21B Global View ("Declaration"). The Lease and Tenant's rights and obligations are subject to the terms and provisions of the Declaration.

6.   IN ALL OTHER RESPECTS THE LEASE IS HEREBY RATIFIED AND CONFIRMED.

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized officer as of the day and year first above set forth.

RENSSELAER POLYTECHNIC INSTITUTE	MAPINFO CORPORATION
By /s/ Shirley Ann Jackson	By /s/ D. Joseph Gersuk
Shirley Ann Jackson, Ph.D. President	D. J. Gersuk EVP/CFO

State of New York      )

                        ) ss.:

County of Rens.        )

     On the 31st day of January in the year 2001, before me, the undersigned, personally appeared Shirley Ann Jackson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                            /s/ Charles Garletta

                                              Notary Public

                                          [NOTARY STAMP APPEARS HERE]

State of New York      )

                        ) ss.:

County of Rensselaer   )

     On the 2 day of February in the year 2001, before me, the undersigned, personally appeared D. J. Gersuk, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                             /s/ April Fredlund

                                              Notary Public

                                         [NOTARY STAMP APPEARS HERE]

[DIAGRAM OF THE SITE OF ONE GLOBAL VIEW APPEARS HERE]

SECOND AMENDMENT TO LEASE

ONE GLOBAL VIEW

1. PURCHASE OPTION OF EXISTING BLDG. (PINK)

2. GROUND LEASE FOR LOT 21A (GREEN)